SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):          September 26, 2016 (September 25, 2016)

CHEMTURA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15339	52-2183153
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania, 19103 199 Benson Road, Middlebury, Connecticut 06762
(Address, including Zip Code, Principal Executive Offices)

(203) 573-2000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-d2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4e(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On September 25, 2016, Chemtura Corporation, a Delaware corporation (“Chemtura”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lanxess Deutschland GmbH, a limited liability company under the laws of Germany (“Lanxess”), and LANXESS Additives Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Lanxess (“Merger Subsidiary”). The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of Chemtura and the supervisory and management boards of each of Lanxess and Lanxess AG, as the ultimate parent company of Lanxess, Merger Subsidiary will merge with and into Chemtura (the “Merger”), whereupon the separate existence of Merger Subsidiary will cease and Chemtura will be the surviving corporation and a wholly owned subsidiary of Lanxess.

At the effective time of the Merger (the “Effective Time”), each outstanding share of Chemtura common stock (other than shares held by Chemtura, Lanxess or any of their respective subsidiaries or held by any holder who has properly perfected its rights of appraisal in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $33.50 in cash, without interest (the “Merger Consideration”). At or immediately prior to the Effective Time, outstanding equity and cash awards will be treated as follows:

•	Each outstanding stock option, whether or not vested, each restricted stock unit that is vested, and each performance share for which the performance period has ended will be canceled in exchange for payment to the holder of an amount in cash equal to the Merger Consideration, multiplied by the number of shares of Chemtura common stock underlying such award (less the applicable exercise price, in the case of a stock option, and based on actual performance as of the end of the performance period, in the case of a performance share);

•	Each outstanding cash award that is then vested will be canceled in exchange for payment to the holder of an amount in cash equal to the face amount of such award;

•	Each outstanding restricted stock unit that is unvested and each performance share for which the performance period has not ended will be converted into a deferred cash award in an amount equal to the Merger Consideration (based on target performance, in the case of a performance share). Each such deferred award will be paid in cash in accordance with the vesting and payment schedule applicable to the corresponding restricted stock unit or performance share and will vest and become payable on termination of the holder’s employment without “Cause” or resignation for “Good Reason” (as such terms are defined in Chemtura’s 2010 Long-Term Incentive Plan); and

•	Each outstanding cash award that is then unvested will continue as in effect immediately prior to the Effective Time and will vest and become payable on termination of the holder’s employment without Cause or resignation for Good Reason.

Each party’s obligation to complete the Merger is subject to various customary conditions, including, among others, (a) approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Chemtura common stock entitled to vote thereon, (b) there being no order or injunction prohibiting consummation of the Merger in the United States and certain other jurisdictions, (c) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain foreign antitrust approvals, (d) clearance by the Committee for Foreign Investment in the United States and by the Directorate of Defense Trade Controls under the International Traffic in Arms Regulations, (e) performance by the other party in all material respects of its obligations under the Merger Agreement and (f) subject to specified materiality standards, the accuracy of the representations and warranties of the other party. Lanxess’s obligation to complete the Merger is also subject to the absence of a material adverse effect on Chemtura’s financial condition, business, assets, liabilities or results of operations prior to the Effective Time. Closing is not subject to any vote of Lanxess’s stockholders or any financing condition.

Chemtura and Lanxess have each made customary representations, warranties and covenants in the Merger Agreement. Chemtura has agreed, among other things, (a) subject to certain exceptions, to conduct its business in the ordinary course of business consistent with past practices between the date of the Merger Agreement and the Effective Time and not to take certain specified actions during such period and (b) not to solicit competing acquisition proposals or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, any alternative acquisition proposal. However, prior to Chemtura’s stockholders adopting the Merger Agreement, Chemtura may, subject to the terms and conditions set forth in the Merger Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an unsolicited acquisition proposal. Under certain circumstances and upon compliance with certain notice and other specified conditions set forth in the Merger Agreement, including providing Lanxess with a four-business day notice period (or a three business day period for subsequent notices) to match or improve upon any superior proposal, Chemtura may terminate the Merger Agreement to accept a superior proposal.

Under the Merger Agreement, each of Chemtura and Lanxess has agreed to use its reasonable best efforts to consummate the Merger so long as such actions would not reasonably be expected to have, individually or in the aggregate, a Regulatory Efforts Event. “Regulatory Efforts Event” means any undertaking, divestiture, license or hold separate or similar arrangement or arrangement to conduct its business, to terminate or modify any relationship, right or obligation or to take any other act or refrain from taking any act, to the extent such commitment, divestiture, license, hold separate, arrangement, termination, modification or action or refraining from action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Lanxess, Chemtura and their respective subsidiaries, taken as a whole (it being understood that for such purpose Lanxess, Chemtura and their respective subsidiaries, taken as a whole, shall be deemed to be the size of Chemtura and its subsidiaries, taken as a whole, prior to the Merger).

The Merger Agreement contains certain termination rights for both Chemtura and Lanxess and further provides that, upon termination of the Merger Agreement under certain circumstances, including if Chemtura terminates the Merger Agreement to accept a superior proposal, Chemtura may be required to pay Lanxess a termination fee equal to $75.0 million as a condition to its ability to exercise its right to terminate the Merger Agreement and accept the superior proposal.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Chemtura, Lanxess or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement (except that Chemtura may enforce, prior to the Effective Time, on behalf of its stockholders, rights to pursue claims for damages and other relief for Lanxess’s breach of the Merger Agreement and Chemtura stockholders are third-party beneficiaries after the Effective Time and solely for the purpose of ensuring that the Merger Consideration is paid in accordance with the Merger Agreement), and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Chemtura, Lanxess or Merger Subsidiary, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Chemtura’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Chemtura publicly files with the SEC. Chemtura acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.

Item 8.01. Other Events.

Press Release

On September 25, 2016, Chemtura issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Important Additional Information Regarding the Merger
Will Be Filed with the Sec:

In connection with the proposed Merger, Chemtura Corporation (“Chemtura”) will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Chemtura’s website at investor.chemtura.com or by contacting Chemtura’s investor relations department by telephone at (203) 573-2153 or via email at investor@chemtura.com.

Participants in the Solicitation:

Chemtura and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Chemtura’s shareholders with respect to the proposed Merger. Information about Chemtura’s directors and executive officers and their ownership of Chemtura’s common stock is set forth in the proxy statement for Chemtura’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, Chemtura’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016, Chemtura’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which were filed with the SEC on April 28, 2016 and July 28, 2016, and Chemtura’s Current Reports on Form 8-K filed on February 22, 2016, April 28, 2016, May 9, 2016 and July 28, 2016. Shareholders and investors may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the Merger, including the interests of Chemtura’s directors and executive officers in the Merger, which may be different than those of Chemtura’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.

Forward-Looking Statements:

This communication and Chemtura’s other public pronouncements may contain forward-looking statements within the meaning of the U.S. federal securities laws, including, statements regarding the anticipated benefits of the Merger to Chemtura’s shareholders, the expected consummation of the Merger (which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the Merger, such as regulatory approval for the Merger, and the possibility that the Merger will not be completed) and other risks and uncertainties discussed in the reports we file with the SEC, particularly Chemtura’s latest annual report on Form 10-K. All statements that address expectations or projections about the future, including with respect to actions that will drive earnings growth, demand for Chemtura’s products and expectations for growth, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond Chemtura’s control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results and the timing of events could differ materially from the results and/or timing expressed in forward-looking statements. Chemtura assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of September 25, 2016, among Chemtura Corporation, Lanxess Deutschland GmbH and LANXESS Additives Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger have been omitted and Chemtura agrees to furnish supplementally a copy of any such omitted schedule to the SEC upon request.)

99.1	Press Release, dated September 25, 2016, issued by Chemtura Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEMTURA CORPORATION
Date:	September 26, 2016	By:	/s/ Billie S. Flaherty
			Name:	Billie S. Flaherty
			Title:	EVP, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 25, 2016, among Chemtura Corporation, Lanxess Deutschland GmbH and LANXESS Additives Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger have been omitted and Chemtura agrees to furnish supplementally a copy of any such omitted schedule to the SEC upon request.)

99.1	Press Release, dated September 25, 2016, issued by Chemtura Corporation